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                                  EXHIBIT 28

                            UNIPROP INCOME FUND II
                           1996 PROPERTY APPRAISALS


Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)



                                                           CASH
                       3/96         3/95        95/94    PURCHASE  96CPP
PROPERTY            APPRAISALS    APPRAISALS   VARIANCE   PRICE    VARIANCE

Ardmor Village        $7,000        $6,800       2.9%    $5,316     31.7%
Camelot Manor          6,500         6,200       4.8%     4,600     41.3%
Country Roads          2,000         2,000       0.0%     3,183    (37.2%)
Dutch Hills            5,600         5,300       5.7%     4,198     33.4%
El Adobe              10,700        10,300       3.9%     7,400     44.6%
Paradise Village       8,800         9,100      -3.3%     8,800     00.0%
Stonegate Manor        6,300         6,175       2.0%     4,652     35.4%
Sunshine Village      10,900        10,600       2.8%     6,092     78.9%
West Valley           15,100        15,100       0.0%    11,448     31.9%
                     -------       -------       ----   -------     -----

Grand Total:         $72,900       $71,575       1.9%   $55,689     30.9%


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                   1996 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 1996 appraisal of the Partnership's properties, the General
Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-    Sale of the Properties in March 1996 for their appraised value.
-    Costs and selling expenses are 3.0% of the sale price.
-    Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $12.31 and is calculated as follows:


             Aggregate appraised value:               $72,900,000
             Selling Expenses (3.0%)                    2,187,000
             Mortgage Debt:                            30,045,000
                                                       ----------
             Net Sales Proceeds:                       40,668,000
                                                       ==========

             Number of Units:                           3,303,387
             Net Sales Proceeds per unit:                  $12.31

